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                                                                   Exhibit 10.43

                  LMX CATASTROPHE QUOTA SHARE RETROCESSIONAL

                            RENEWAL PLACEMENT SLIP
                            ----------------------

COMPANY:       Continental Casualty Company
               Illinois

EFFECTIVE:     Losses occurring on original contracts written or renewed with effective dates during the 12 month term beginning January 1,
               1999

               Cessions in force to run off until natural expiry, plus an additional 12 month period should an original contract be renewed at original reinsured's option. In addition, Retrocessionaires will remain liable as respects run-off obligations under each original cession in force at the time of expiration.


               In the event a Retrocessionaire opts not to continue its participation on the agreement replacing this Agreement, it will remit to the Retrocedent 90% of the Retrocessionaire's share of the positive balance of premium received, less losses paid, and less ceding commission and other commissions paid within 30 days after Agreement expiration. This provision will not apply in the event that this Agreement is not renewed.




BUSINESS
COVERED: London Market Catastrophe Excess of Loss business, where 100% of the layer is written by the Retrocedent and coded Product Type 6308.

EXCLUSIONS:    As per original contracts.

TERRITORY:     Losses wheresoever arising

LIMIT:         Layer A
               -------

               33.33% Quota Share of $20,000,000 (or $6,666,000) of aggregate cover any one occurrence. Subject to a maximum of up to 33.33% of $5,000,000 (or $1,666,500) any one occurrence, any one original reinsured. Minimum net retention of 66.67% of $5,000,000 (or $3,333,500) of all cessions to Agreement.

               Layer B
               -------

               33.33% Quota Share of $17,500,000 (or $5,832,750) of aggregate cover any one occurrence. Subject to a maximum of up to 33.33% of $5,000,000 (or $1,666,500) any one occurrence, any one original reinsured. Minimum net retention of 66.67% of $5,000,000 (or $3,333,500) of all cessions to Agreement.


                                  Page 1 of 6
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CONTINENTAL CASUALTY COMPANY                             LMX QUOTA SHARE RETRO

RATE: Original Gross Reinsurance Premium less any commissions paid under reinsured original contracts and ceding commission.

CEDING
COMMISSION:         3.0% (FLAT)

WARRANTY:           The Retrocedent and Retrocessionaires hereunder will retain all business subject to this Agreement net and unreinsured in any way, subject to limits in Limit Section.

FUNDING OF
RESERVES:           Letters of Credit (Citibank Scheme) as required by
                    Retrocedent, in respect of unearned premium and known outstanding losses reported to Retrocessionaires, excluding losses incurred but not reported to Retrocessionaires, in compliance with statutory/regulatory requirements from non-admitted Retrocessionaires only.

CASH
LOSSES:             $250,000 (on a 100% basis).

REPORTS &
REMITTANCES:        As attached.

CURRENCY:           All transactions hereunder to be in U.S. Dollars. Losses in other currencies to be converted to U.S. Dollars at the same rates of exchange used by the Retrocedent in its own books.

WORDING:            As expiring.

GENERAL
CONDITIONS:         Retrocessionaires will be subject to the same terms, rates, and conditions as original and will follow original settlements made by the Retrocedent.

                    Arbitration Clause
                    Definition of Retrocedent Clause
                    Confidentiality Clause (per attached)
                    Salvage and Subrogation Clause
                    Settlements Clause (per attached)
                    Offset Clause (this Agreement only, except that in the event of insolvency, offset will be allowed per applicable regulation)
                    ECO Clause

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CONTINENTAL CASUALTY COMPANY                          LMX QUOTA SHARE RETRO

GENERAL
CONDITIONS:
(cont'd)              Delays, Errors, or Omissions Clause
                      Amendments Clause
                      Access to Records Clause (per attached)
                      Interest Penalty Clause (per attached)
                      Insolvency Clause
                      Arbitration Clause
                      Taxes Clause
                      Federal Excise Tax Clause
                      Service of Suit Clause
                      Aon Re Inc. Intermediary Clause

You have already provided written authorization based on the terms set forth hereon. Please formalize your acceptance and approval by signing and returning one copy of this Final Placement Slip to Aon Re Inc.



REINSURER:  LaSalle Re Limited                        [LOGO APPEARS HERE]
          ---------------------------------------------------------------------



THRU:
     --------------------------------------------------------------------------


SIGNED                                         REFERENCE
LINE:       47.5%                              NUMBER:        1739/99
     --------------------------------------           -------------------------
                    (Layer A)

SIGNED                                         REFERENCE
LINE:       31.43%                             NUMBER:        2790/99
     --------------------------------------           -------------------------
                    (Layer B)

ACCEPTED &
APPROVAL BY:  /s/ Luke Roden                   DATE:  20th October, 1998
             ------------------------------         --------------------------
             Luke Roden - Assistant Underwriter

                                  Page 3 of 6
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CONTINENTAL CASUALTY COMPANY                              LMX QUOTA SHARE RETRO

                            REPORTS AND REMITTANCES
                            -----------------------

Within 30 days after the close of each quarter, the Retrocedent shall furnish the Retrocessionaires with a report summarizing the gross premium, commission allowed on the gross premium, premium ceded less return premium and commission, losses paid, loss expenses paid, salvage recovered, and net balance due either party. The quarterly report also shall contain a statement showing the total reserves for outstanding losses including loss expenses and a list of all catastrophic code numbers assigned by the Property Claims Services division of the American Insurance Services Group, Inc. for paid and outstanding catastrophe losses and expenses incurred during the quarter. All amendments or adjustments, including reinstatement premium, shall be accounted for on a year-of-account basis. Amounts due the Retrocessionaires shall be remitted with said report. Amounts due the Retrocedent shall be remitted within 30 days following receipt of report.

Within 60 days following the expiration of the Agreement, the Retrocedent shall furnish the Retrocessionaires with a report detailing the unearned premium, calculated on a monthly pro rata basis, as well as the December 31st state of losses. The Retrocedent shall also furnish the Retrocessionaires with any additional information they may require to prepare their financial statements.

Should payment due from the Retrocessionaires exceed their share of $250,000, the Retrocedent may give the Retrocessionaires notice of payment made or its intention to make payment on a certain date. If the Retrocedent has paid the loss, payment shall be made by the Retrocessionaires immediately. If the Retrocedent intends to pay the loss by a certain date and has submitted a proof of loss or similar document, payment shall by due from the Retrocessionaires 24 hours prior to that date, provided the Retrocessionaires have a period of five working days after receipt of said notice to dispatch the payment. Cash loss amounts specifically remitted by the Retrocessionaires as set forth herein shall be credited to their next quarterly account.

                                CONFIDENTIALITY
                                ---------------

It is a condition precedent to any indemnification under this Agreement that the Retrocedent shall not disclose any details of this Agreement at any time to any third party without the approval of the Retrocessionaires. Notwithstanding the foregoing, the Retrocedent may disclose details of this Agreement to Names and their agents, auditors, accountants, and other third parties as may be required in order to comply with law or with the bylaws of Lloyd's, provided that they themselves respect the confidentiality of this undertaking.


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CONTINENTAL CASUALTY COMPANY                       LMX QUOTA SHARE RETRO


                                  SETTLEMENTS
                                  -----------

The Retrocedent shall have the right to settle all claims under its original contracts. All settlements, provided they are within the terms of this Agreement, shall be unconditionally binding on the Retrocessionaires in proportion to their participation in the Agreement, upon provision by the Retrocedent of the following: identification of loss including date and documented settlement/loss amounts and expenses received by the Retrocedent subject to this Agreement.

Inadvertent omission in dispatching the aforementioned documentation will in no way affect the obligation of the Retrocessionaires under Retrocedent informs the Retrocessionaires of such omission promptly upon discovery.

                               ACCESS TO RECORDS
                               -----------------

The Retrocessionaires, or their duly accredited representatives, shall have access to the books and records of the Retrocedent on matters reasonably relating to this reinsurance at all reasonable times for the purpose of obtaining information concerning this Agreement or the subject matter hereof. Except as provided in the following sentence, access to premium records is restricted to within four years of the expiration of this Agreement. A Retrocessionaire shall be permitted access to premium records subsequent to the aforementioned period only on the condition that either a) there are no balances payable hereunder by the Retrocessionaire which are overdue as provided in the Interest Penalty Article of this Agreement, or b) the Retrocessionaire has funded all balances due hereunder in an interest-bearing trust fund or with a Letter of Credit as hereinafter provided.

Should the Retrocessionaire choose option b) of the foregoing paragraph, the Retrocessionaire agrees to provide the Retrocedent a Trust Agreement established at Morgan Guaranty Trust Company of New York, New York, or at a mutually agreed successor Trustee, or a clean, irrevocable, and evergreen Letter of Credit, issued by Morgan Guaranty Trust Company of New York, New York, or by a mutually agreed bank, of which the Retrocedent shall be the beneficiary, which shall secure in full all balances due from the Retrocessionaire to the Retrocedent with respect to this Agreement. Such Trust Agreement and/or Letter of Credit shall be established under the laws of the state of New York and shall meet all requirements of the state regulatory authorities applicable to the Retrocedent. The Retrocessionaire is responsible for all costs associated with providing such Trust Agreement and/or Letters of Credit as required under this Article.


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CONTINENTAL CASUALTY COMPANY                          LMX QUOTA SHARE RETRO

                               INTEREST PENALTY
                               ----------------

The interest amounts provided for in this Article will apply to the Retrocessionaires or to the Retrocedent in the following circumstances:

     A. Loss payment owed by the Retrocessionaires to the Retrocedent shall have a due date to the Retrocedent of 90 calendar days following the date of the billing/proof of loss.

     B. Payment of any premium shall be due to the Retrocessionaires within 90 calendar days of the date specified in this Agreement. Any premium adjustments shall be due by the debtor party within 150 calendar days of the expiry of this Agreement.

     C. Payment on return of premiums, commissions, profit sharing, or any amounts not provided in paragraphs A. or B. above, shall have the due date as specified in this Agreement. If no due date is specified, the due date shall be 90 days following the date of billing.

     D. Failure by the Retrocessionaire or the Retrocedent to comply with their respective payment obligations within the time periods as herein provided will result in a compound interest penalty payable at a rate equal to the 90-day Treasury Bill rate as published in the Money Rate Section or any successor section of The Wall Street Journal
                                                         -----------------------
          on the first business day following the date a remittance becomes due, plus 1% per annum, to be compounded and adjusted quarterly. Any interest which occurs pursuant to this Article shall be calculated by the party to which it is owed. The accumulation of the number of days that any payment is past due will stop on the date that the Intermediary, where applicable, receives payment.

     E. The validity of any claim or payment may be contested under the provisions of this Agreement. If the debtor party prevails in an arbitration or any other proceeding, there shall be no interest penalty due. Otherwise, any interest will be calculated and due as outlined above.

     F. If a Retrocessionaire advances payment of any claim it is contesting, and prevails in the contest, the Retrocedent shall return such payment plus pay interest on same, calculated as per the provisions of this Article.

     G. Any interest that occurs pursuant to this Article may be waived by the party to which it is owed. Further, any interest which is calculated pursuant to this Article that is $100 or less shall be waived.
          Waiver of such interest, however, shall not affect the waiving party's rights to similar interest for any other failure by the other party to make payment when due under this Article.

     H. Nothing in this Article shall diminish any legal remedies that either party may have against the other.


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